                                                                   EXHIBIT 10.42


                 SECOND AMENDED AND RESTATED OPERATING AGREEMENT


     THIS AGREEMENT is made as of November 1, 1997, or the Effective Date of the Stipulation (defined below), if later, between Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW") and ValueVision International, Inc., a Minnesota corporation (together with its Affiliates as hereinafter defined "VVI").

                                 R E C I T A L S

     A. MW and VVI were parties to a certain Operating Agreement, dated March 13, 1995 (the "Original Agreement"), pursuant to which MW granted to VVI certain rights, and agreed to certain restrictions on its activities, in connection with Television Home Shopping (as herein defined).

     B. The parties amended and restated the Original Agreement in connection with the purchase by VVI of substantially all of the assets of Montgomery Ward Direct, L.P., a Delaware limited partnership which is wholly owned by MW ("MWD"), by entering into the Amended and Restated Operating Agreement dated July 27, 1996 (the "Second Agreement"). MWD was engaged in the business of selling Products (as herein defined) through direct-mail specialty catalogs.

     C. By virtue of MW having filed for protection under the U.S. Bankruptcy Act, the parties desire to amend and restate the Second Agreement to (i) provide for the termination of the use of the MWD Marks after March 31, 1998 for Catalog Activities and Television Home Shopping (other than to communicate to its Television Home Shopping customers that the Card may be used to purchase merchandise and that Card applications are available), except as reasonably necessary to wind down Catalog Activities, and (ii) revise certain provisions of the Second Agreement to reflect understandings reached by the parties. The parties intend that, except as provided for in the Stipulation between MW and VVI of even date herewith (the "Stipulation"), the rights of the parties with respect to any activities or lack thereof prior to the date hereof shall be governed by the terms of the Second Agreement and that the activities or lack thereof on and after the date hereof shall be governed by this Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement to read as follows:

A.   Certain Definitions. For the purposes of this Agreement:

          (a) "Affiliate" shall mean any Person which directly or indirectly is controlled by the Person in question. "Control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person whether through ownership of voting securities, through the power to appoint directors, by contract or otherwise. For purposes of this Agreement, neither the General Electric Company ("GE"), nor General Electric Capital Corporation ("GECC"), nor any subsidiary of GE or GECC, shall be deemed to be an Affiliate of MW.

          (b) "Amended and Restated Credit Card Agreement" shall mean that certain Amended and Restated Credit Card License Agreement between MW and VVI of even date herewith.

          (c) "Cable Systems" shall mean individual cable television systems. Each cable television system shall be considered to be an individual Cable System, regardless of whether such cable television system is operated by an operator of more than one Cable System.

          (d) "Card" shall mean any private-label credit card offered by any member of the MW Group or its designee to customers of any member of the MW Group, including but not limited to the Montgomery Ward credit card.

          (e) "Catalog Activities" shall mean the conduct of the following activities:

                 (i) the offer and sale of Products through mail order catalog offers (the "Primary Catalog Activity");

                 (ii) the offer and sale of Products through direct mail syndications and reverse syndications (as such terms are commonly used in the catalog and direct-mail industry);

                 (iii) the offer and sale of Products through telemarketing to customers derived through the Primary Catalog Activity;

                 (iv) prospecting for new customers using a combination catalog and pre-approved credit offer;

                 (v) use of 30, 60 and 120 second television commercials for promotion of the Primary Catalog Activity;

                 (vi) the offer and sale of Products through solo and multi-solo mailings to customers derived through the Primary Catalog Activity; and

                 (vii) the use of the Internet and on-line services to promote the Primary Catalog Activity.

          (f) "Effective Date" shall mean November 1, 1997 or the Effective Date of the Stipulation which ever is later.

          (g) "Excluded Products" shall mean unique, proprietary products (as herein defined) such as the PowerGrower, that (x) are developed or promoted by a member of the MW Group for the primary benefit of the MW Group, and
     (y) are not marketed through the use of any of the Marks.

          (h) "Force Majeure" shall have the meaning set forth in Section 28 of this Agreement.

          (i) "HSN" shall mean Home Shopping Network, Inc., a Delaware corporation.

          (j) "HSN Agreements" shall mean (I) that certain Agreement, dated as of October 12, 1988 among Signature Agency, Inc., HSN and HSN Insurance, Inc., (ii) that certain Agreement, dated as of October 31, 1987, between Signature's Nationwide Auto Club, Inc., HSN and Home Shopping Insurance, Inc., (iii) that certain Agreement, dated as of October 12, 1987, between Montgomery Ward Life Insurance Company, HSN and Home Shopping Insurance, Inc., and (iv) that certain

     Agreement, dated as of October 10, 1991, among Montgomery Ward Enterprises, Inc., The Signature Life Insurance Company of America, Home Shopping Club, Inc. and HSN Insurance, Inc.

          (k) "Marks" shall have the meaning ascribed to such term in the Second Amended and Restated Servicemark License Agreement.

          (l) "MW" shall have the meaning set forth in the first paragraph of this Agreement.

          (m)    "MWD" shall have the meaning set forth in Recital B above.

          (n)    "MW Group" shall mean, collectively, MW and its Affiliates.

          (o) "MW Products" shall mean Products offered for sale by any member of the MW Group.

          (p) "MW Services" shall mean services offered from time to time by Signature (as herein defined).

          (q) "Original Agreement" shall have the meaning set forth in Recital A above.

          (r) "Person" shall mean a natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, association, joint venture, governmental agency, trust, estate, unincorporated organization, or other entity or organization whether acting in an individual, fiduciary, or other capacity.

          (s) "Product" or "Products" shall mean any consumer merchandise other than Excluded Products.

          (t)    "QVC" shall mean QVC Network, Inc., a Delaware corporation.

          (u) "Related Agreements" shall mean the Stipulation, the Amended and Restated Credit Card Agreement (as herein defined) and the Second Restated Servicemark License Agreement (as herein defined).

          (v) "Retailer" shall mean a Person principally engaged in the retail merchandising of consumer goods within the United States, other than a member of the MW Group or VVI. By way of example and not of limitation, "Retailer" includes merchandisers such as Sears, J.C. Penney, Macys, Target, and the like.

          (w)    "Retained Catalog Rights" shall mean the following:

                 (i) the right of MW to conduct its existing special-offers business through statement inserts, solo and multi-solo mailings and through syndications;

                 (ii) the right of Signature (as herein defined) to market a membership-based shopping service and to do catalog or solo mailings to potential members to solicit memberships and to encourage members to purchase merchandise through such service; and

                 (iii)  the right of Signature to conduct continuity businesses.

          (x) "Second Agreement" shall have the meaning set forth in Recital B above.

          (y) "Second Amended and Restated Servicemark License Agreement" shall mean that certain Second Amended and Restated Servicemark License Agreement between MW and VVI, of even date herewith.

          (z) "Signature" shall mean Signature Financial/Marketing, Inc. and its Affiliates, all of which presently are members of the MW Group.

          (aa) "Stipulation" shall have the meaning set forth in Recital C above.

          (bb) "Syndicated Programs" shall mean syndicated/transactional television programming intended for broadcast over multiple broadcast or cable television networks, using a format other than that described in the first sentence of the definition of Television Home Shopping.

          (cc)   "Taxes" shall mean sales, use, service and similar taxes.

          (dd) "Television Home Shopping" shall mean Product-focused television programming whereby Products are sold by "on-air" hosts and orders are placed by viewers directly with the party providing said television programming or its agents or representatives, using substantially the format used as of the date hereof by VVI, HSN and QVC. Without limiting the generality of the preceding sentence, Television Home Shopping does not include commercials or Syndicated Programs, but does include so-called "infomercials" of any length not exceeding 30 minutes.

          (ee)    "ViaTV" shall mean RSTV, Inc., a Florida corporation.

          (ff) "VVI" shall have the meaning set forth in the first paragraph of this Agreement.

          (gg) "VVI Cataloging Business" shall mean the conduct by VVI of Catalog Activities, through the use of one or more of the Marks and/or offering customers the use of the Card.

Other definitions are contained in the body of this Agreement.

B. Exclusivity. Except as otherwise specifically provided for herein, prior to April 1, 2003 as it relates to Television Home Shopping and April 1, 2000 as it relates to Catalog Activities:

          (a)     No member of the MW Group will, directly or indirectly:

                  (i) sell or offer for sale any Product through Television Home Shopping or Catalog Activities within the United States, except through VVI; provided, however that this Section 2(a)(i) shall not apply to (w) Excluded Products, (x) Retained Catalog Rights, or (y) Products offered for sale by any business that is acquired from a third party after the Effective Date by any member of the MW Group;

                 (ii) start up a Television Home Shopping business or a Catalog Activities business;

                 (iii) acquire 10% or more of the outstanding equity securities (or securities representing 10% or more of the aggregate voting power of the outstanding securities) of a

          Person principally engaged in Television Home Shopping, including, without limitation, HSN, QVC, and ViaTV, or Catalog Activities; or

                 (iv) enter into, or assist any Person (i) to obtain, arrangements for Cable System carriage of Television Home Shopping, including, without limitation, by purchasing advertising time on any such Cable System for the purpose of so assisting such Person, or purchase advertising time on Television Home Shopping programming on any Cable System, except with VVI pursuant to this Agreement, or (ii) in starting up, developing or conducting any Catalog Activities (other than the Retained Catalog Rights).

     This Section 2 (a) shall not prevent any member of the MW Group from acquiring a voting or equity interest in, or the operating assets of, a Person that engages in Television Home Shopping or Catalog Activities other than as a principal business; provided, however, that if the MW Group shall acquire a Person, or the assets of a Person, engaged in Catalog Activities other than as a principal business, MW shall notify VVI, and, if VVI shall desire to purchase the portion of such Person which is engaged in Catalog Activities, MW shall negotiate in good faith with VVI with a view to selling such portion to VVI.


C. Marks. Prior to April 1, 2003, MW shall not license or permit any Person, other than VVI, to use the Marks (or marks confusingly similar thereto) in Television Home Shopping nor shall MW license or permit any Person other than VVI engaged primarily in Television Home Shopping, including without limitation QVC, HSN and ViaTV, to use the Marks (or marks confusingly similar thereto) for any purpose prior to April 1, 2003. MW shall not license or permit any Person other than VVI to use the Mark for Catalog Activities prior to April 1, 2000.

D. Card. Prior to April 1, 2003, MW shall not license or permit any Person, other than VVI, to use the Card to sell or offer for sale any Products through Television Home Shopping or Catalog Activities, nor shall MW license or permit any Person other than VVI engaged primarily in Television Home Shopping (including without limitation QVC, HSN, and ViaTV) to use the Card for any purpose prior to April 1, 2003, provided, however, that notwithstanding the foregoing, the Card may be used for any purpose other than to sell or offer for sale any Products through Television Home Shopping by (i) any member of the MW Group, and (ii) any person that was using the Card prior to such time as MW obtained actual knowledge that such Person was controlled by a company engaged primarily in Television Home Shopping.

E. Programming and Catalog Content. VVI shall have exclusive control over all television programming for Television Home Shopping, and catalog and mailing content for Catalog Activities, including without limitation, product selection, method and form of presentation and content; provided, however, that any Television Home Shopping programming, and any Catalog Activity, employing any of the Marks, or using the Card, shall be subject to the provisions of the Second Restated Servicemark License Agreement and the Amended and Restated Credit Card Agreement. Nothing contained herein shall preclude VVI from offering television programming in formats other than Television Home Shopping.

F. Fulfillment. VVI shall have sole responsibility for, and exclusive control over, fulfillment except as provided herein. Without limiting the generality of the preceding sentence:

          (a) Except as provided in this paragraph, VVI shall have sole responsibility for and exclusive control over inbound telemarketing and fulfillment of viewer orders generated through Television Home Shopping, and fulfillment of sales generated through Catalog Activities, either from VVI's inventory or through drop-shipments arranged by VVI with other drop-ship vendors.

          (b) Except as provided in this paragraph, VVI shall bear the sole risk of loss with respect to all merchandise, including MW Products, including the loss of risk in transit and the risk of theft.

          (c) VVI shall bear the sole credit risk with respect to all Products, including MW Products, and MW Services, which VVI shall sell on credit, excluding, however, any Product sold through use of the Card, except as otherwise provided in the Amended and Restated Credit Card Agreement.

          (d) Except as provided in this paragraph, VVI will be solely responsible for collecting from its customers any Taxes which may be due on any sales of Product (including MW Products) or MW Services to its customers and shall remit all such amounts to the appropriate taxing authorities. Notwithstanding the foregoing, MW shall be solely responsible for collection of Taxes from its customers who buy Product or MW Services using the Card, except as provided in the Amended and Restated Credit Card Agreement. Nevertheless, MW shall remit to VVI, pursuant to the Amended and Restated Credit Card Agreement, an amount equal to the Taxes charged to customers by VVI on each purchase using the Card, which amount VVI shall remit to the appropriate taxing authority.

          (e) VVI and MW shall instruct customers to return Product purchased from VVI through Television Home Shopping or Catalog Activities to VVI, and not to MW stores. In the event that MW accepts returns of Product purchased from VVI through Television Home Shopping or Catalog Activities in accordance with VVI's return policy, MW shall promptly ship such product to
     VVI. If such return was accepted in accordance with VVI's return policy, VVI will bear the freight cost associated with such return; otherwise, VVI and MW will each bear 50% of such cost.

G. Cable Carriage Agreements and Advertising Commitments. MW and VVI agree that:

          (a) VVI shall, and MW may at its option, use commercially reasonable efforts to negotiate for long term cable carriage agreements pursuant to which Cable Systems will agree to carry VVI's Television Home Shopping programming. Each party will use its best efforts to promptly notify the other of the commencement of negotiations with any Cable System, and will permit the other party to participate therein. MW shall have the right, but not be obligated, to assist VVI to obtain long term cable carriage agreements by purchasing advertising time on such Cable Systems, with cash or non-cash consideration acceptable to the Cable System (such as MW Services);

          (b) subject to the remainder of this Section 7, MW shall not be obligated to purchase advertising time except to the extent it expressly agrees in writing with the Cable System or VVI to be so obligated (an "Advertising Commitment"). Notwithstanding the preceding sentence, and except as provided below, MW hereby makes an Advertising Commitment that the MW Group will, collectively, purchase not less than $10,000,000 of advertising time on Cable Systems through VVI during the five year period commencing October 31, 1997, at the rate of not less than $2,000,000.00 per twelve-month period commencing November 1, 1997. The MW Group will have sole control of (i) the nature and extent of all advertising it places with Cable Systems, (ii) the content of all advertisements, and (iii) the selection of the specific Cable Systems on which it intends to place advertising; provided, however, that during the 180-day period ending October 31, 2000, MW may elect to terminate any obligation to purchase advertising after October 31, 2000, provided further that such termination shall not limit or extinguish MW's obligation to purchase advertising before November 1, 2000 of not less than $6,000,000. Notwithstanding the foregoing, upon six (6) months prior written notice to VVI, MW may terminate its obligation to provide Advertising Commitment in excess of the greater of $6,000,000 or the amount of Advertising Commitment made by MW as of the time the notice is sent to VVI.

          (c) VVI shall not be obligated to enter into any cable carriage agreement except to the extent that VVI has determined, in its sole discretion, that such cable carriage agreement is in the best interests of
     VVI. If at any time VVI is required to pay additional amounts to a Cable System solely because of MW's failure to purchase advertising time that MW had committed to purchase in an Advertising Commitment (other than by reason of a breach of such Advertising Commitment by such Cable System), MW will reimburse VVI for such additional amount that VVI is required to pay the Cable System, not to exceed the difference between the amount MW committed to expend on advertising with such Cable System pursuant to such Advertising Commitment, and the amount paid by MW for advertising under such Advertising Commitment. In addition to all other rights and remedies otherwise provided by law, except as specifically limited hereunder, in the event that MW breaches an Advertising Commitment, VVI shall have the termination right provided in subparagraph 22(b) (ii).

H. Board of Directors. After the date hereof, MW shall not have any right to designate any nominee on the management's slate of nominees for the Board of Directors.

I. Inspection of Records. Each party will have the right to inspect the other's books, records, and premises with regard to any transaction under this Agreement and the Related Agreements. In order to verify the accuracy of all the above accounts and records, each party will have the right at its sole cost to copy said books and records. All information in such books, records, or revealed by such inspection, shall be deemed to be confidential information subject to the provisions of Sections 10 (except to the extent provided in Section 10(a) (i), (ii) and (iii) and 10 (b) (i),
     (ii) and (iii) and 11 hereof).

J.   Confidentiality.

          (a) In the performance of this Agreement and the Related Agreements, VVI may be exposed to the confidential information or trade secrets of the MW Group and others. VVI shall not disclose to anyone not employed by the MW Group or MW's designee under the Amended and Restated Credit Card Agreement nor use except on behalf of the MW Group or MW's designee under the Amended and Restated Credit Card Agreement any such confidential information acquired by VVI in the performance of this Agreement or the Related Agreements, except as authorized by MW by prior writing. Information regarding all aspects of the MW Group's business, either directly or indirectly disclosed to VVI or developed by VVI in the performance of this Agreement and the Related Agreements shall be presumed to be confidential except to the extent that such information (i) shall have been published or otherwise made freely available to the general public without restriction through no wrongdoing of VVI, (ii) shall have been obtained from a third party not reasonably known by VVI after reasonable inquiry, to be subject to a confidentiality agreement with MW or any of its Affiliates or (iii) is required (in the reasonable opinion of VVI's legal counsel) to be disclosed pursuant to law or legal process. Except as provided hereinafter with respect to Cardholder Data (as defined below) with regard to all of such confidential information, VVI agrees that it shall: (a) forever hold in strict confidence such information; (b) not alter, copy, misappropriate, misuse, transfer, sell, deliver or divulge, under any circumstances, any of such confidential information to anyone other than an employee or agent of VVI whose duties require access to such information and then only in the course of VVI's performance under this Agreement and such employee or agent shall be bound by the terms of this Section 10 (a); and (c) upon the termination of this Agreement, return all such confidential information to MW or to destroy same together with all additional copies thereof.

          (b) In the performance of this Agreement and the Related Agreements, the MW Group (which, for the purposes of this Section 10(b) shall include MW's designee under the Amended and Restated Credit Card Agreement) may be exposed to confidential information or trade secrets of VVI and others. The MW Group shall not disclose to anyone not employed by VVI nor use except on behalf of VVI any such confidential information acquired by the MW Group in the performance of this Agreement and the Related Agreements, except as authorized by VVI by prior writing. Information regarding all aspects of VVI's business either directly or indirectly disclosed to the MW Group or developed by any member of the MW Group in the performance of this Agreement and the Related Agreements shall be presumed to be confidential except to the extent that such information
     (i) shall have been published or otherwise made freely available to the general public without restriction through no wrongdoing of the MW Group,
     (ii) shall have been obtained. from a third party not reasonably known by the MW Group, after reasonable inquiry, to be subject to a confidentiality agreement with VVI or any of its Affiliates or (iii) is required (in the reasonable opinion of MW's legal counsel) to be disclosed pursuant to law or legal process. With regard to all of such confidential information, the MW Group shall: (a) forever hold in strict confidence such information; (b) not alter, copy, misappropriate, misuse, transfer, sell, deliver or divulge, under any circumstances, any of such confidential information to anyone other than an employee or agent of the MW Group whose duties require access to such information and then only in the course of the MW Group's performance under this Agreement and such employee or agent shall be bound by the terms of this Section 10(b); and (c) upon the termination of this Agreement, return all such confidential information to VVI or to destroy same together with all additional copies thereof.

          (c) The obligations of the parties under Sections 10 (a) and 10 (b) shall survive the termination or expiration of this Agreement for a period of five years after such termination or expiration.

K.   Cardholder Data.

          (a) Prior to the Effective Date and through and including March 31, 1998, VVI and its predecessors in interest (collectively, the "VVI Group") and MW have come into, or will come into, possession of the names, addresses and other data and information ("Cardholder Data") with respect to VVI Group's viewers or customers who are or become holders of the Card and who purchase Product from the VVI Group using the Card ("Cardholders"). Cardholder Data already in MW's or the VVI Group's possession as of the Effective Date and March 31, 1998, or which MW or the VVI Group acquires from sources other than the other party do not constitute Cardholder Data. Customers who have purchased Product from the VVI Group by use of the Card (regardless of whether such customers have also used any other credit card) are referred to herein as "Cardholder Customers."

          (b) The parties agree that (i) all Cardholder Data provided by MW to the VVI Group with respect to persons who are not Cardholder Customers shall remain the sole property of MW, and (ii) Cardholder Data with respect to Cardholder Customers will be the joint property of MW and the VVI Group. Each of MW and the VVI Group may exercise all rights of ownership with respect to Cardholder Data with respect to Cardholder Customers. In any sale or lease of Cardholder Data pertaining to Cardholder Customers, neither MW nor the VVI Group shall make available any Cardholder Data pertaining to the Cardholder Costumer's creditworthiness, to the extent any such information was obtained from the other party hereto.

          (c) The obligations of the parties under Sections 11(a) and 11(b) shall survive the termination or expiration of this Agreement for a period of five (5) years after such termination or expiration.

L. Representations and Warranties. The parties make the following representations and warranties to each other:

          (a)    MW makes the following representations and warranties to VVI:

                 (i) MW is a corporation duly organized, existing and in good standing under the laws of the State of Illinois;

                 (ii) MW has all necessary corporate authority, and it has obtained all required consents (other than the consent of the U.S. Bankruptcy Court), to enter into this Agreement and the Related Agreements, and that such entry shall not constitute a breach of any other material agreement to which MW is a party or may be bound;

                 (iii) MW has obtained all necessary consents, authorizations, orders or approvals, if any, of any governmental authority (other than the consent of the U.S. Bankruptcy Court) or other person required on the part of MW for the performance by MW or its agents of its obligations under this Agreement and the Related Agreements;

                 (iv) MW possesses all material permits and licenses, if any, necessary to the performance of its obligations under this Agreement and the Related Agreements;

                 (v) No member of the MW Group is subject to, or obligated under, any provision of (i) their respective articles of incorporation or by-laws, (ii) any agreement, arrangement or understanding, including, without limitation, the HSN Agreements, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree; that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrances on any of their respective assets would be created, by the execution, delivery and performance of this Agreement and the Related Agreements by MW;

                 (vi) neither the execution and delivery of this Agreement or the Related Agreements by MW and VVI, nor their performance thereof in accordance with the terms thereof, will result in a violation of any applicable law, regulations, orders, rulings or agreements which violation would have a material adverse effect on either MW or VVI;

                 (vii) MW is the user and owner of the entire right, title and interest in and to the Marks in the United States subject to any licenses that have previously been granted;

                 (viii) MW has no knowledge of any infringement in the United States of the rights granted under the Second Restated Servicemark License Agreement by any third party; and

                 (ix) MW has not granted any rights to any third party that conflict with the rights granted under the Second Restated Servicemark License Agreement.

          (b)    VVI makes the following representations and warranties to MW:

                 (i) VVI is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota;

                 (ii) VVI has all necessary corporate authority, and has obtained all required consents, to enter into this Agreement and the Related Agreements and that such entry shall not constitute the breach of any other material agreement to which VVI is a party or may be bound;

                 (iii) VVI has obtained all necessary consents, authorizations, orders or approvals, if any, of any governmental authority or other person required on the part of VVI for the performance by VVI or its agents of its obligations under this Agreement and the Related Agreements;

                 (iv) VVI possesses all material permits and licenses, if any, necessary to the performance of its obligations under this Agreement and the Related Agreements; and

                 (v) VVI is not subject to, or obligated under, any provision of (i) its articles of incorporation or by-laws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree; that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrances on any of its assets would be created, by the execution and delivery of this Agreement and the Related Agreements by VVI or the performance of this Agreement or the Related Agreements.

          (c) The representations and warranties of the parties made in this Section 12 shall survive the execution of this Agreement for an eighteen-month period.

M. Other Obligations of the Parties. The parties make the following affirmative covenants to each other:

          (a)    MW makes the following affirmative covenants to VVI:

                 (i) MW will comply in all material respects with all applicable laws and regulations which affect the performance in any material respect of MW's obligations under this Agreement and the Related Agreements.

                 (ii) MW shall not grant any rights to any third party that conflict with the rights granted under the Second Restated Servicemark License Agreement.

          (b) VVI covenants with MW that it will comply in all material respects with all applicable laws and regulations which affect the performance in any material respect of VVI's obligations under this Agreement and the Related Agreements; provided, however, that this covenant shall not be deemed to apply to laws and regulations with respect to the legality of the proposed use of the Card or the Revolving Charge Plan (as defined in the Amended and Restated Credit Card Agreement) in accordance with the Amended and Restated Credit Card Agreement;

N. Term. Unless sooner terminated pursuant to Section 16 hereof, the term of this Second Amended and Restated Operating Agreement shall commence on the date hereof and end on July 31, 2008.

O.   Events of Default.

          (a) The occurrence of any of the following circumstances shall be an Event of Default by MW:

                 (i) MW or any member of the MW Group, as applicable, shall be in material default of its material obligations under this Agreement or the Related Agreements, and such material default shall not have been cured within 90 days after notice thereof is given by VVI to MW; or

                 (ii) any of MW's representations and warranties contained herein shall have been untrue in a material respect when made.

          (b) It shall be an Event of Default by VVI upon the occurrence of any of the following circumstances:

                 (i) VVI shall be in material default of its material obligations under this Agreement or the Related Agreements and such material default shall not have been cured within 90 days after written notice thereof is given by MW to VVI; or

                 (ii) any of VVI's representations and warranties contained herein shall have been untrue in a material respect when made.

P. Termination Rights. The parties shall have the following rights to terminate this Agreement, or portions thereof, prior to the expiration of the term set forth in Section 14:

          (a) MW shall have the right to terminate those portions of this Agreement which pertain to Television Home Shopping if VVI shall cease to engage in Television Home Shopping, or in substantially similar Product merchandising-focused television programming. Termination pursuant this
     Section 16(a) shall be effective on the date such notice is given;

          (b) VVI may terminate this Agreement upon the occurrence of any of the following events:

                 (i) if during any month, MW fails to pay to VVI or to Cable Systems (where such failure to pay Cable Systems results ` in VVI being required to pay an additional amount to the Cable System, and MW has not reimbursed VVI for such additional amount) a minimum of 75% of the aggregate dollar amount required to be paid by MW during said month pursuant to all outstanding Advertising Commitments, other than by reason of a breach or default by such Cable System, and such failure is not cured by MW within 60 days after written notice thereof is given to MW by VVI, then VVI may terminate this Agreement upon written notice to MW given at any time during the 30 day period immediately following the expiration of such 60 day cure period; or

                 (ii) an Event of Default with respect to MW shall occur and be continuing.

     Termination pursuant to any subparagraph of this Section 16(b) shall be effective on the date such notice is given;

          (c) MW may terminate this Agreement upon the occurrence of any of the following events:

                 (i) a petition shall be filed by or against VVI under any chapter of the Bankruptcy Code (and, if filed against VVI, such petition shall not be dismissed within sixty days thereafter) , VVI shall make an assignment for the benefit of creditors or a composition with creditors, VVI shall admit in writing its inability to pay its debts as they become due, or a receiver shall be appointed for VVI or any of its material assets; or

                 (ii) an Event of Default with respect to VVI shall occur and be continuing.

     Termination pursuant to any subparagraph of this Section 16(c) shall be effective 60 days after the date on which such notice is given.

Q. Effects of Termination. Neither party shall have any liability to the other party solely by reason of the termination of this Agreement in accordance with Section 16, other than by reason of an Event of Default. No termination of this Agreement or the Related Agreements shall affect any obligation of a party under such documents which arose prior to termination, except as provided therein, or any obligations of VVI or MW under the Amended and Restated Credit Card Agreement in respect of credit authorizations or Credit Sales arising prior to termination, and Customer Credits and chargebacks relating to such credit authorizations or Credit Sales. Notwithstanding any other provision of this Agreement to the contrary, the termination of this Agreement shall terminate each party's obligations hereunder, with the exception of obligations under SECTIONS 7, 10, 11, 12, 17, 18, 19, 20, 21, 22 AND 23, all of which shall survive any termination of this Agreement for the periods (if any) set forth therein and, in the absence of a stated survival period, indefinitely.

R.   VVI Indemnification Covenants.

          (a) VVI shall indemnify, defend and hold harmless the MW Group, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, "MW Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including, without limitation, reasonable fees and disbursements of counsel and witness fees, (collectively, "MW Claims") which are sustained or incurred by such Person as a result of, or arising out of or by virtue of:

                 (i) the failure of VVI to comply in all material respects with, or the material breach by VVI of any representation or warranty of VVI or of any of the material covenants of this Agreement or the Related Agreements to be performed by VVI (including, without limitation, this Section 18);

                 (ii) product liability claims relating to any Product purchased by a viewer or customer from VVI, other than Products sold by MW to VVI which were defective or dangerous at the time of delivery to VVI or, if the Product was drop-shipped directly to the customer by MW, delivery to the customer;

                 (iii) material dilution, disparagement, or loss of good will to any of the Marks as a result of VVI's material breach of the Second Restated Servicemark License Agreement; or

                 (iv) VVI's failure to comply in all material respects with all applicable laws and regulations materially affecting the performance by VVI of its obligations under this Agreement and the Related Agreements; provided, however, that this paragraph (iv) shall not apply with respect to the Amended and Restated Credit Card Agreement to the extent it would, but for this proviso, apply to the legality of the proposed use of the Card or the Revolving Charge Plan (as defined in the Amended and Restated Credit Card Agreement) in accordance with the Restated Amended and Restated Credit Card Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, VVI shall be liable to indemnify the MW Indemnitees only if the aggregate amount of MW Claims exceeds $100,000, in which event MW shall be entitled to indemnification for all MW Claims.

          (c) The indemnification covenants provided in this Section 18 shall survive the termination of this Agreement until two years after the termination hereof, except with respect to claims made by governmental entities or other third parties, with respect to which the indemnification covenants shall survive until four years after the termination hereof. Any indemnification claim which is asserted by an MW Indemnitee during the applicable survival period shall survive until the final disposition thereof.

S.   MW Indemnification Covenants.

          (a) MW shall indemnify, defend and hold harmless VVI, its Affiliates, and their respective officers, directors, employees, agents, representatives, successors and' assigns (collectively, "VVI Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including, without limitation, fees and disbursements of counsel and witness fees, (collectively, "VVI Claims") which are sustained or incurred by any such Person as a result of, or arising out of or by virtue of:

                 (i) the failure of MW to comply in all material respects with, or the material breach by MW of any representation or warranty of MW or any of the material covenants of this Agreement or the Related Agreements to be performed by MW (including, without limitation, this Section 19);

                 (ii) any challenge to the validity of any of the Marks in the United States or right to the limited license of any of the Marks, or any claim that any of the Marks infringe in the United States on the rights of a third party, as a result of any authorized use by VVI of any of the Marks pursuant to the Restated Servicemark License Agreement;

                 (iii) product liability claims relating to any Products sold by VVI to its viewers or customers which were sold by MW to VVI and were defective or dangerous at the time of delivery to VVI, or, if the Product was drop-shipped directly to the customer by MW, delivery to the customer;

                 (iv) MW's failure to comply in all material respects with all applicable laws and regulations materially affecting the performance by MW of its obligations under this Agreement or the Related Agreements, including, without limitation, any failure of the Card or transactions under the Amended and Restated Credit Card Agreement to comply with all applicable laws, regulations, orders, rulings or agreements if used in compliance with the Amended and Restated Credit Card Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, MW shall be liable to indemnify VVI only if the aggregate amount of VVI Claims exceeds $100,000, in which event VVI shall be entitled to indemnification for all VVI Claims.

          (c) The indemnification covenants provided in this Section 19 shall survive the termination of this Agreement until two years after the termination hereof, except with respect to claims made by governmental entities or other third parties, with respect to which the indemnification covenants shall survive until four years after the termination hereof. Any indemnification claim which is asserted by a VVI Indemnitee during the applicable survival period shall survive until the final disposition thereof.

T. Rights Upon Indemnification. The rights of the MW Indemnitees and the VVI Indemnitees with respect to claims asserted by any Person other than the MW Indemnitees and the VVI Indemnitees shall be governed by the following:

          (a) For the purposes of this Section 20, an "Indemnified Party" shall be an MW Indemnitee or VVI Indemnitee (as the case may be), who is entitled to indemnification pursuant to Section 18 or 19, and an "Indemnifying Party" shall be either MW or VVI, to the extent MW or VVI shall have an obligation of indemnification pursuant to Section 18 or 19.

          (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action which may result in a claim for indemnification pursuant to either Section 18 or 19, the Indemnified Party will notify the Indemnifying Party thereof within a reasonable time thereafter. The failure so to notify any Indemnifying Party will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought except to the extent that the failure to give notice shall have been prejudicial to the Indemnifying Party.

          (c) An Indemnified Party shall have the right (i) to employ separate counsel in any action as to which indemnification shall be sought under Section 18 or 19 of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above, and as a consequence thereof, the Indemnified party has employed separate counsel to protect its rights, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have reasonably concluded that representation of the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or reasonably anticipated conflicts of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense on behalf of the Indemnified Party). It is understood, however, that the Indemnifying Party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys

     (in addition to any local counsel) at any time for all such Indemnified Parties having actual or reasonably anticipated conflicts of interest with the Indemnifying Party.

          (d) In any case in which the Indemnifying Party has assumed the defense of the claim or has agreed to pay the fees and expenses of counsel for the Indemnified Party, the Indemnifying Party shall not be liable for any settlement of such action effected by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld. No failure of an Indemnifying Party to assume the defense of a claim or agree to pay the fees and expenses of counsel for the Indemnified Party shall relieve the Indemnifying Party of any obligation of indemnification which such party shall have under Section 18 or 19 hereof.

          (e) The indemnification provided in Sections 18 and 19 is for the benefit of the MW Indemnitees and the VVI Indemnitees only, and shall not be deemed to create any right (to indemnification or otherwise) for any other Person.

U. Non-Solicitation. For a period of two years following termination of this Agreement for any reason, no member of the MW Group shall (without the prior written consent of VVI) employ or solicit the employment of any officers, executive employees, or on-air hosts of VVI, or any of the other persons named in Exhibit A to that certain confidentiality letter, dated December 4, 1994 (or persons performing similar functions).

V. Prevailing Party. If the parties hereto become parties to any litigation, commenced by or against one another involving the enforcement of any rights or remedies under this Agreement or any of the Related Agreements, or arising on account of a default of the other party in its performance of such party's obligations under any of the foregoing, the prevailing party in such litigation shall be entitled to reimbursement of all of its reasonable legal fees, costs, and expenses incurred in connection with such litigation, (including allocated costs of internal counsel) and interest accrued thereof from the date of judgment, at the maximum rate permitted by law.

W. Relationship. This Agreement and the Related Agreements are not and shall not be construed as an agreement of lease, partnership, agency or employment of (x) VVI or of any of VVI's employees or agents by MW, or (y) MW or any of MW's employees or agents by VVI. The parties acknowledge and agree that the parties are independent contractors whose operations are independent, separate and apart from that of the other. Neither shall order any merchandise, incur any indebtedness, enter into any undertaking or make any commitment in the other party's name or purporting to be on the other party's behalf, except with the other party's prior written approval. Neither party will represent, suggest or indicate in any way to any of its customers, suppliers, printers, service companies or other business entities that it is financially affiliated with, backed, supported, maintained or assisted by the other in any manner, except as may be required to implement the terms of this Agreement and with the other party's prior written approval.

X. Publicity. VVI and MW will jointly be responsible for initiating news releases and related announcements concerning this Agreement and the Related Agreements. Disclosures required by applicable law or regulation for either VVI or MW will be exempt from prior approval but will be provided. in advance to the other party.

Y. Additional Actions and Documents. Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement and the Related Agreements.

Z. Notices. All notices, demands, requests or other communications which may be or are required to be given pursuant to this Agreement or any of the Related Agreements shall be in writing and shall be personally delivered, mailed by first-class, registered or certified mail, postage prepaid, or sent by electronic or facsimile transmission, addressed as follows:

                  If to VVI:

                           ValueVision International, Inc.
                           6740 Shady Oak Road
                           Minneapolis, Minnesota 55344
                           Attention:       Chief Executive Officer

                  with a copy to:

                           Maslon, Edelman, Borman & Brand, a
                           limited liability partnership
                           3300 Norwest Center
                           90 South Seventh Street
                           Minneapolis, Minnesota 55402-4140
                           Attention:       William M. Mower

                  If to MW:

                           Montgomery Ward & Co., Incorporated
                           619 West Chicago Avenue
                           Chicago, Illinois 60671
                           Attention:       General Counsel

                  with a copy to:

                           Altheimer & Gray
                           Suite 4000
                           10 South Wacker Drive
                           Chicago, Illinois 60606
                           Attention: Myron Lieberman

Each party may designate by notice in writing a new address to be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

AA. Severability. Whenever possible, each provision of this Agreement and the Related Agreements shall be interpreted in such a manner as to be effective and valid under applicable law, but if one or more of the provisions of any of such documents are subsequently declared invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of such documents, which shall be applied and construed so as to reflect substantially the intent of the parties and achieve the same economic effect as originally intended by the terms hereof, unless those provisions which are invalidated or unenforceable are material to the performance of either party's affirmative or negative obligations under the relevant agreement, in which case the entire such agreement shall be terminable, at the option of the party whose rights thereunder have been adversely affected thereby, provided that such party must exercise its option to terminate such agreement within ninety
     (90) days following the date on which such provision is declared or determined to be invalid, voidable or unenforceable and the other party must be given sixty (60) days in which to agree to a valid modification of such agreement which would substantially eliminate such adverse effects.

BB. Force Majeure. No party shall be liable for any failure of or delay in the performance of this Agreement or the Related Agreements for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control ("Force Majeure"), it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. If the delay or failure caused by such force majeure condition shall continue for more than ninety
     (90) days, the party which did not suffer the event shall have the right, in its sole discretion, to terminate this Agreement, by giving notice to the other party of its election to terminate. Each party shall notify the other party promptly of the occurrence of any such cause and carry out this Agreement or any of the Related Agreements as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of any agreement.

CC. Waivers. Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement or any of the Related Agreements, nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of any of said documents or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver, of any such provisions, rights, remedies or privileges hereunder. Any of the terms, covenants, representations, warranties, or conditions hereof and thereof may be waived only by a written instrument executed by the party waiving compliance.

DD. Exercise of Rights. No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any of the Related Agreements, and no course of dealing between the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of such documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

EE. Binding Effect. Subject to the provisions hereof and thereof restricting assignment, this Agreement and the Related Agreements shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.


FF. Entire Agreement. This Agreement and the Related Agreements contain the entire agreement between the parties heretowith respect to the matters contained herein and therein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

GG. Pronouns. All pronouns and any variations thereof used in this Agreement and the Related Agreements shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or the context may require.

HH. Headings. Section headings contained in this Agreement and the Related Agreements are inserted for convenience of reference only, shall not be deemed to be a part of such Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

II. Governing Law. This Agreement and the Related Agreements, the rights and obligations of the parties hereto and thereto, and any claim or disputes relating to any thereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

JJ. Execution in Counterparts. To facilitate execution, this Agreement and the Related Agreements may each be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement or any of the Related Agreements to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

KK. Assignment. Neither party may assign its rights under this Agreement or any of the Related Agreements without the consent of the other party, which consent may be granted or withheld in the sole discretion of such other party. No permitted assignment shall which may be discharged in whole or in part by the assignee) under this Agreement or the Related Agreements. Any unauthorized assignment and any assignment made in contravention of this
     Section 37 shall be null and void.

LL. Time. Time is to be considered of the essence for the purposes of this Agreement and the Related Agreements.

MM. Amendments and Modification. This Agreement and the Related Agreements may only be amended or modified by a subsequent written agreement by the parties hereto.

NN. Construction. This Agreement and the Related Agreements shall not be construed more strictly against one party than against the other merely by virtue of the fact that such document may have been prepared primarily by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of such documents.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.


MONTGOMERY WARD &                               VALUEVISION INTERNATIONAL, INC.
 CO., INCORPORATED


By:  /s/ John Workman                           By:  /s/ Stuart R. Romenesko
   -----------------------------------             -----------------------------
Title: Executive Vice President                 Title: SVP Finance and CFO